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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549


                                       FORM 8-K

                                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) April 13, 1998
                                    (April 9, 1998)



                                HONDO OIL & GAS COMPANY
                (Exact name of registrant as specified in its charter)



                 Delaware                  1-8979           95-1998768
        (State or other jurisdiction   (Commission       (I.R.S. Employer
            of incorporation)           File Number)    Identification No.)


               10375 Richmond Ave, Ste 900, Houston, Texas        77042
                 (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code: (713) 954-4600




         _____________________________________________________________________

             (Former name or former address, if changed since last report)

                         There are no exhibits to this report.














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       Item 5.  Other Events

       The Registrant issued the following press release on April 9, 1998:


       Hondo Oil & Gas Company (AMEX:HOG) announced today the Opon No. 14 well has been unsuccessful. The well began drilling on October 23, 1997 and is located on the Opon Association Contract area in the Middle Magdalena Valley of Colombia. It is approximately four kilometers south of the successful Opon No. 4 well that was completed in 1995 and was intended to confirm the existence of the La Paz gas and condensate reservoir in the southern portion of the Opon Contract area.

       Analysis of the test results is ongoing and could yield proposals for future work. However, to date the Opon No. 14 well has not found a significant accumulation of hydrocarbons. The well has been plugged in such a manner that it may be re-entered in the future. The drilling rig and all service company providers have been demobilized.

       The Company's loan agreements with its majority shareholder, Lonrho Plc, include an event of default which is triggered if by October 1, 1998 the Company does not increase its proved reserves reported as of September 30, 1997 by 25%, or 13 billion cubic feet. The results of the Opon No. 14 well make it unlikely the Company will be able to meet this requirement. The Company does not meet some of the American Stock Exchange's guidelines for continued listing and there can be no assurances that the Company's shares will remain listed in the future.

       The Opon Association has two successful wells, the Opon No. 3 and 4 wells, which began producing in December 1997. Since production began, greater than expected decreases in the flowing pressure of both wells have occurred. The parties are uncertain if these decreases are significant. A plan to gather additional test data over the next eight weeks has been put in motion. As an interim measure, production has been limited to 85 million cubic feet of gas per day. During this period, an extensive review of the reservoir assumptions and estimates of proved reserves will be made by Amoco Colombia, with the assistance of the Company's outside technical advisors, and Amoco Colombia will make recommendations on further work programs. Plans to connect the Opon No. 6 well and commence production have been suspended pending the results of the review.

       Certain statements in this news release regarding future expectations may be regarded as forward-looking statements within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks and uncertainties which are discussed in detail in the Company's Securities and Exchange Commission filings, including the report on Form 10-Q for the quarter ended December 31, 1997, as amended. Actual results may vary materially.

       Hondo Oil & Gas Company is an independent oil and gas company focusing on international oil and gas exploration and development. Hondo Magdalena Oil & Gas Limited, a wholly-owned subsidiary, owns an interest in the Opon Contract area in the Middle Magdalena Valley of Colombia. Amoco Colombia Petroleum Company is the operator.



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                                      SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          HONDO OIL & GAS COMPANY


       Date: April 13, 1998                    By:  /s/ Stanton J. Urquhart
                                               ______________________________
                                               Stanton J. Urquhart
                                               Vice President







































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